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                                                               Exhibit 2(a)


                            ARTICLES OF MERGER
                                    OF
                         1ST FRANKLIN CORPORATION
                               WITH AND INTO
                    1ST FRANKLIN FINANCIAL CORPORATION



     Pursuant to the provisions of Sections 14-2-1101 and 14-2-1105 of the Georgia Business Corporation Code, 1st Franklin Financial
Corporation, a Georgia corporation ("Financial"), hereby adopts and executes the following Articles of Merger:

                                    I.

     The Boards of Directors of Financial and 1st Franklin Corporation ("Parent") approved and adopted on the date of these Articles an Agreement and Plan of Merger providing for the merger of Parent with and into Financial (the "Merger"). A copy of such Agreement and Plan of Merger is attached as Exhibit A to these Articles of Merger.

                                    II.

     The Shareholders of Financial and Parent duly approved the Merger on the date of these Articles.

                                   III.

     The effective date and time of the Merger shall be December
31, 1994 at 5:00 p.m., Eastern time.


     IN WITNESS WHEREOF, Financial, as the Corporation surviving the Merger, has caused these Articles of Merger to be duly executed in its name this 30th day of December, 1994.



ATTEST:                       1ST FRANKLIN FINANCIAL CORPORATION


  Lynn Cox                                      By: Ben F. Cheek,III
---------------                                     -----------------
  Secretary                                         Chairman of Board